As filed with the Securities and Exchange Commission on January 20, 2017

Registration No. 033-58743
Registration No. 033-58747

Registration No. 333-121710

Registration No. 333-187837

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8 REGISTRATION STATEMENT NO. 033-58743

FORM S-8 REGISTRATION STATEMENT NO. 033-58747

FORM S-8 REGISTRATION STATEMENT NO. 333-121710

FORM S-8 REGISTRATION STATEMENT NO. 333-187837

UNDER

THE SECURITIES ACT OF 1933

AEP INDUSTRIES INC.

(By BERRY GLOBAL FILMS, LLC as successor by merger to AEP
Industries Inc.)

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or other Jurisdiction of Incorporation)	22-1916107 (IRS Employer Identification No.)

c/o Berry Global Films, LLC

Berry Plastics Group, Inc.

101 Oakley Street

Evansville, Indiana 47710

(812) 424-2904

(Address, including ZIP Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

AEP Industries Inc. 2005 and 1995 Employee Stock Purchase Plan

AEP Industries Inc. 1995 Stock Option Plan

AEP Industries Inc. 2013 Omnibus Incentive Plan

(Full Title of Plans)

Jason K. Greene

Executive Vice President, General Counsel and Secretary

101 Oakley Street

Evansville, Indiana 47710

(812) 424-2904

(Name, Address, including ZIP Code, and Telephone Number, including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements filed by AEP Industries Inc., a Delaware corporation (“AEP”), on Form S-8 (collectively, the “Registration Statements”):

•	Registration Statement No. 033-58743, originally filed with the Securities and Exchange Commission (the “SEC”) on April 21, 1995, which registered the offer and sale of 500,000 shares of common stock, par value $0.01 per share, of AEP (“Shares”) issuable pursuant to AEP Industries Inc. 1995 Stock Option Plan;

•	Registration Statement No. 033-58747, originally filed with the SEC on April 21, 1995, which registered the offer and sale of 300,000 Shares issuable pursuant to the AEP Industries Inc. 1995 Employee Stock Purchase Plan;

•	Registration Statement No. 333-121710, originally filed with the SEC on December 29, 2004, which registered the offer and sale of 1,000,000 Shares issuable pursuant to the AEP Industries Inc. 2005 Stock Option Plan; and

•	Registration Statement No. 333-187837, originally filed with the SEC on April 10, 2013, which registered the offer and sale of 375,000 Shares issuable pursuant to the AEP Industries Inc. 2013 Omnibus Incentive Plan.

AEP is filing this Post-Effective Amendment to the Registration Statements to withdraw and remove any unissued and unsold securities issuable by Southeastern pursuant to the above-referenced Registration Statements.

On January 20, 2017, pursuant to the Agreement and Plan of Merger, dated as of August 24, 2014, as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of December 7, 2016 (the “Merger Agreement”), with Berry Plastics Group, Inc., a Delaware corporation (“Parent”), Berry Plastics Corporation, a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Holdings”), Berry Plastics Acquisition Corporation XVI, a Delaware corporation and a direct wholly owned subsidiary of Holdings (“Merger Sub”), and Berry Plastics Acquisition Corporation XV, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Holdings (“Merger Sub LLC”), providing for (i) the merger of Merger Sub with and into AEP (the “First-Step Merger”), with AEP surviving the First-Step Merger, and, (ii) thereafter, the merger of AEP with and into Merger Sub LLC, with Merger Sub LLC surviving as a wholly owned subsidiary of Holdings. In connection with the Mergers, the name of Merger Sub LLC was changed to Berry Global Films, LLC.

As a result of the consummation of the transactions contemplated by the Merger Agreement, AEP has terminated all offerings of its securities pursuant to the above-referenced Registration Statements. In accordance with an undertaking made by AEP in Part II of each of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance that remain unsold at the termination of the offering, AEP hereby removes and withdraws from registration all such securities of AEP registered under the Registration Statements that remain unsold as of the date this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Evansville, State of Indiana, on January 20, 2017. No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.

BERRY GLOBAL FILMS, LLC
as successor by merger to AEP Industries, Inc.

By:	/s/ Jason K. Greene
	Name:	Jason K. Greene
	Title:	Executive Vice President, General Counsel and Secretary